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                                                                 Exhibit (a)(20)


                             THE GLENMEDE FUND, INC.

                             ARTICLES SUPPLEMENTARY


     THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland ("Glenmede Fund"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund has reclassified Fifteen Million (15,000,000) authorized but unissued shares of the Core Value Portfolio of the Glenmede Fund as shares of the Tax-Exempt Cash Portfolio, pursuant to the following resolutions adopted by the Board of Directors of Glenmede Fund at a meeting duly convened on March 12, 2002:

          RESOLVED, that pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Fund's Articles of Amendment and Restatement, the Board hereby reclassifies Fifteen Million (15,000,000) of the Fund's authorized but unissued shares of the Core Value Portfolio as shares of the Fund's Tax-Exempt Cash Portfolio (with an aggregate par value of Fifteen Thousand Dollars ($15,000));

          FURTHER RESOLVED, that each share of the Tax-Exempt Cash Portfolio as classified herein shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as previously set forth in the Fund's Charter with respect to shares of the Tax-Exempt Cash Portfolio; and

          FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing

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     resolutions upon advice of the Fund's counsel prior to filing said Articles
     Supplementary, in the name of the Fund and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

     SECOND: The shares of capital stock of Glenmede Fund reclassified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been reclassified by Glenmede Fund's Board of Directors under the authority contained in the Articles of Amendment and Restatement of Glenmede Fund.

     THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of Fund or the aggregate par value thereof. The total number of shares of capital stock which Glenmede Fund is presently authorized to issue remains Two Billion Five Hundred Million (2,500,000,000) shares (of the par value of One Mill ($.001) each) and of the aggregate par value of Two Million Five Hundred Thousand Dollars ($2,500,000) of Common Stock classified as follows:

                                                            NUMBER OF SHARES OF
     NAME OF CLASS                                        COMMON STOCK ALLOCATED
     -------------                                        ----------------------
     Government Cash Portfolio                                  700,000,000
     Tax-Exempt Cash Portfolio                                  665,000,000
     Core Fixed Income Portfolio                                250,000,000
     International Portfolio                                    225,000,000
     Strategic Equity Portfolio                                 125,000,000
     Small Capitalization Value Portfolio -
       Advisor Shares                                           175,000,000
       Institutional Shares                                      75,000,000
     Institutional International Portfolio -
       Institutional Shares                                     120,000,000
     Large Cap Value Portfolio                                   75,000,000
     Small Capitalization Growth Portfolio                       75,000,000
     Unclassified                                                15,000,000
                                                              -------------

          Total                                               2,500,000,000

     IN WITNESS WHEREOF, Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 18th day of March, 2002.

ATTEST:                                     THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy                       /s/ Mary Ann B. Wirts
---------------------                       ---------------------
Michael P. Malloy                           Mary Ann B. Wirts
Secretary                                   President

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     THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said
Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            /s/ Mary Ann B. Wirts
                                            ---------------------
                                            Mary Ann B. Wirts
                                            President

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